UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

Form S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________

NV Energy, Inc.
(Exact name of registrant as specified in its charter)
_______________

NEVADA
(State or other jurisdiction of incorporation or organization)
_______________

88-0198358
(I.R.S. Employer Identification No.)
_______________

6226 West Sahara Drive
Las Vegas, Nevada 89146
(702) 402-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________

NV Energy, Inc. Amended and Restated Employee Stock Purchase Plan
NV Energy, Inc. 2003 Non-Employee Director Stock Plan
NV Energy, Inc. Amended and Restated 2004 Executive Long-Term Incentive Plan
 (Full title of the plan)
_______________

Paul J. Kaleta, Esq.
Executive Vice President, Shared Services, General Counsel and Corporate Secretary
NV Energy, Inc.
6226 West Sahara Drive
Las Vegas, Nevada 89146
(702) 402-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
James A. McDaniel, Esq.
Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
(617) 248-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer X	Accelerated filer 

Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company 

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED1	PROPOSED MAXIMUM OFFERING PRICE PER SHARE2	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE2	AMOUNT OF REGISTRATION FEE2
Common Stock, $1.00 par value	776,9733	$18.11	$14,070,981.03	$1,612.53
Common Stock, $1.00 par value	1,073,6684	$18.11	$19,444,127.48	$2,228.30
Common Stock, $1.00 par value	5,448,6905	$18.11	$98,675,775.90	$11,308.24
Total	7,299,331	$18.11	$132,190,884.41	$12,458.57 6

(1)
In accordance with Rule 416, this registration statement shall also cover any additional shares of Common Stock that become offered or issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.  The shares covered by this registration statement are issuable pursuant to awards granted or to be granted under the Company’s equity compensation plans, each of which contain equitable adjustment provisions.

(2)
Pursuant to Rule 457(h)(1) and Rule 457(c), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low composite prices of the Common Stock as reported on the NYSE on August 15, 2012 of $18.11 per share.

(3)	Consists of shares of Common Stock of the Registrant available for issuance under the NV Energy, Inc. Amended and Restated Employee Stock Purchase Plan.

(4)	Consists of shares of Common Stock of the Registrant available for issuance under the NV Energy, Inc. 2003 Non-Employee Director Stock Plan, as amended and restated.

(5)
Consists of shares of Common Stock of the Registrant underlying outstanding grants or available for additional grants to be made under the NV Energy, Inc. Amended and Restated 2004 Executive Long-Term Incentive Plan.

(6)
On October 19, 2007,  7,956,240 shares of the Registrant’s Common Stock were registered on Form S-8 (File No. 333-146822) (the “2007 S-8”).  A registration fee of $3,823 (the “2007 S-8 Fee”) was paid in connection with the 2007 S-8.  Of the 7,956,240 registered shares of the Registrant’s Common Stock, 5,599,331 shares have not been issued under any plan.  Pursuant to Rule 457(p) of the Securities Act, a portion of the 2007 S-8 Fee (the “Offset”) is offset against the currently due filing fee.  The Offset is equal to $2,690.50, which is the amount of the 2007 S-8 Fee attributable to the shares being carried forward from the 2007 S-8 that have not been issued and are not subject to outstanding awards under any plan.

This registration statement has been prepared in accordance with the requirements of Form S-8, as amended, and relates to an aggregate of 7,299,331 shares of common stock, $1.00 per value per share, of NV Energy, Inc. (referred to herein, as “we,” “us,” the “Company” and “NV Energy”) that have been reserved for issuance, consisting of (i) 776,973 shares under the  under the NV Energy, Inc. Amended and Restated Employee Stock Purchase Plan, (ii) 1,073,668 shares under the NV Energy, Inc. 2003 Non-Employee Director Stock Plan as amended and restated, and (iii) 5,448,690 shares under the NV Energy, Inc. Amended and Restated 2004 Executive Long-Term Incentive Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 constituting the requirements of a Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. Such information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                        Documents Incorporated By Reference

The Commission allows us to “incorporate by reference” in this registration statement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this registration statement, and information in documents that we file later with the Commission will automatically update and supersede information contained in documents filed earlier with the Commission or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” and not “filed” in accordance with Commission rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•
our Current Reports on Form 8-K filed on February 3, 2012, February 10, 2012, February 13, 2012, February 21, 2012, March 27, 2012, March 30, 2012, April 17, 2012, May 8, 2012, May 14, 2012, May 15, 2012, June 1, 2012, June 29, 2012, and July 27, 2012; and

•	the description of our capital stock contained in our registration statement on Form 8-B, filed with the SEC on September 30, 1984.

You may request a copy of any filings referred to above (excluding certain exhibits to the documents), at no cost, by writing or telephoning us at the following address:

Shareholder Relations
NV Energy, Inc.
6226 West Sahara Drive
Las Vegas, Nevada 89146
(702) 402-5000

Item 4.                      Description of Securities

Not Required.

Item 5.                      Interests of Named Experts and Counsel

Not Applicable.

Item 6.                      Indemnification of Directors and Officers

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

Each of the Articles of Incorporation and By-laws of NV Energy, Inc., Nevada Power Company and Sierra Pacific Power Company provide in substance that no director, officer, employee, fiduciary or authorized representative of the respective company shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director, officer or other representative capacity to the fullest extent that the laws of the State of Nevada permit elimination or limitation of the liability of directors and officers.

The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation's articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation's articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

 Each of the By-laws of NV Energy, Inc., Nevada Power Company and Sierra Pacific Power Company provide in substance that every director and officer of the respective company shall be entitled to indemnification against reasonable expense and any liability incurred in connection with the defense of any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the respective company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a director or officer of the respective company or by reason of the fact that such person is or was serving at the request of NV Energy, Inc., Nevada Power Company or Sierra Pacific Power Company as a director, officer, employee, fiduciary or other representative of the respective company or another corporation, partnership, joint venture, trust, employee benefit plan or other entity, except to the extent prohibited by law.

NV Energy, Inc., Nevada Power Company and Sierra Pacific Power Company have each purchased insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.

See “Item 9. Undertakings” for a description of the Commission’s position regarding such indemnification provisions.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.                      Exhibits

 See Index to Exhibits preceding the Exhibits included as part of this registration statement.

Item 9.                      Undertakings

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on August 20, 2012.

NV ENERGY, INC.

By: /s/ Jonathan S. Halkyard
Jonathan S. Halkyard
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul J. Kaleta, Jonathan S. Halkyard and E. Kevin Bethel as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all supplements and amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael W. Yackira	Director, President and Chief Executive Officer (Principal	August 20, 2012
MIchael W. Yackira	Executive Officer)

/s/ Jonathan S. Halkyard	Executive Vice President and Chief Financial Officer	August 20, 2012
Jonathan S. Halkyard	(Principal Financial Officer)

/s/ E. Kevin Bethel	Vice President, Chief Accounting Officer and Controller	August 20, 2012
E. Kevin Bethel	(Principal Accounting Officer)

Signature	Title	Date

/s/ Philip G. Satre	Director and Chairman of the Board	August 20, 2012
Philip G. Satre

/s/ Joseph B. Anderson, Jr.	Director	August 20, 2012
Joseph B. Anderson, Jr.

/s/ Glenn C. Christenson	Director	August 20, 2012
Glenn C. Christenson

/s/ Susan F. Clark	Director	August 20, 2012
Susan F. Clark

/s/ Stephen E. Frank	Director	August 20, 2012
Stephen E. Frank

/s/ Brian J. Kennedy	Director	August 20, 2012
Brian J. Kennedy

/s/ Maureen T. Mullarkey	Director	August 20, 2012
Maureen T. Mullarkey

/s/ John F. O’Reilly	Director	August 20, 2012
John F. O'Reilly

/s/ Donald D. Snyder	Director	August 20, 2012
Donald D. Snyder

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of NV Energy, Inc., effective May 9, 2011 (filed as Exhibit 10.1 to Form 10-Q for quarter ended June 30, 2011)

4.2	By-laws of NV Energy, Inc., as amended through October 28, 2011 (filed as Exhibit 3.1 to Form 10-Q for the quarter ended September 30, 2011)

*5.1	Opinion of Choate, Hall & Stewart LLP

*5.2	Opinion of Woodburn and Wedge

*23.1	Consent of Deloitte & Touche LLP

*23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1)

*23.3	Consent of Woodburn & Wedge (included in Exhibit 5.2)

*24.1	Powers of Attorney (included in signature page)

*99.1	NV Energy, Inc. Amended and Restated Employee Stock Purchase Plan

*99.2	NV Energy, Inc. 2003 Non-Employee Director Stock Plan, as amended and restated

*99.3	NV Energy, Inc. Amended and Restated 2004 Executive Long-Term Incentive Plan

*  Filed herewith.